Pricing Supplement dated October 29, 2007 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No. 88319QL84

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $400,000,000	Interest Rate: 5.125% per annum
Issue Price: 99.901%	Original Issue Date : November 1, 2007
Agent's Discount or Commission: $820,000	Stated Maturity Date: November 1, 2010
Net Proceeds to Issuer : $398,784,000

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee
Medium-Term Notes, Series F due November 1, 2010	$ 400,000,000	$12,280.00
TOTAL		$12,280.00
___________
(1) Excludes accrued interest, if any.

Interest Payment Dates: ☐ March 15th and September 15th ☒ Other: May 1 and November 1

Regular Record Dates

(if other than the last day of February and August):	April 16 and October 17

Redemption:

☒ The Notes cannot be redeemed prior to the Stated Maturity Date.
☐ The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

☒   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☒   Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☒ UBS Securities LLC ☐ Wachovia Capital Markets, LLC ☐ Other: _____________________________

Agent acting in the capacity as indicated below:

☐ Agent ☒ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒ The Notes are being offered at a fixed initial public offering price of __99.901_% of the Principal Amount.

If as Agent:

The Notes are being offered at a Variable Price.

Other Provisions:

Terms are not completed for certain items above because such items are not applicable.